UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2015

DELMAR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54801	99-0360497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

(Address of principal executive offices) (zip code)

(604) 629-5989

 (Registrant's telephone number, including area code)

 Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2015, DelMar Pharmaceuticals, Inc. (the “Company”) entered into amendments (the “Placement Agent Warrant Amendments”) with holders of placement agent warrants to purchase common stock issued on March 6, 2013 (the “Placement Agent Warrants”). Pursuant to the Placement Agent Warrant Amendments, 5,050,000 Placement Agent Warrants were amended to extend the expiration date to June 30, 2019 and remove the provision requiring an adjustment of the exercise price in the event the Company sells common stock at a purchase price lower than the exercise price.

The Company estimates that the Placement Agent Warrant Amendments will result in an increase in the Company’s stockholders’ equity of approximately $1.7 million.

The foregoing description of the Placement Agent Warrant Amendments is qualified in its entirety by reference to the full text of the form of the Placement Agent Warrant Amendment, a copy of which is attached as an exhibit to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 8.01 Other Events.

During the quarter the ended December 31, 2015, 515,500 of the Company’s warrants to purchase common stock were exercised for gross proceeds of approximately $405,000. The Company estimates the warrant exercise will result in an increase in its stockholders’ equity of approximately $544,000.

Accordingly, the Company estimates that the aggregate increase in its stockholders’ equity from the Placement Agent Warrant Amendments and the warrant exercises in the quarter ended December 31, 2015 will be approximately $2.2 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Placement Agent Warrant Amendment

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Dated: December 31, 2015	By:	/s/ Jeffrey Bacha
Name: Jeffrey Bacha
Title: Chief Executive Officer

3